Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 28, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 RESULTS

Provides Preliminary 2012 Guidance

DALLAS, February 28, 2012 --- The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported results for the fourth-quarter and full-year 2011.

Fourth-Quarter 2011 — Crosstex Energy, L.P. Financial Results

The Partnership’s adjusted EBITDA increased $4.5 million, or 9 percent, to $54.6 million, and distributable cash flow rose $3.5 million, or 12 percent, to $31.7 million for the fourth quarter of 2011 compared with the fourth quarter of 2010. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net loss in the tables of this news release.

The Partnership posted a net loss of $1.4 million for the fourth quarter of 2011 compared with a net loss of $2.4 million in the fourth quarter of 2010.

“In 2011, we successfully executed our business plan to maximize the earnings and growth of each of our existing businesses. Our focus on high-return projects during the last three years resulted in record earnings last year for each of our core businesses. We also enhanced our scale and diversification by expanding our footprint through three significant projects,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our 2012 vision remains unchanged — to be the best midstream energy solutions provider in the industry. We will continue to focus on operating our assets efficiently, managing our balance sheet conservatively, and enhancing our scale and diversification. We are well positioned to take advantage of the unprecedented growth opportunities ahead.”

The Partnership’s fourth-quarter 2011 gross operating margin was $97.8 million, an $8.4 million increase over the fourth quarter of 2010. The improvement was primarily the result of a favorable processing and natural gas liquids (NGL) environment. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net loss in the tables of this news release.

-more-

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); the pipelines and processing plants in Louisiana (LIG); and the south Louisiana processing and NGL assets, including gas and NGL marketing activities (PNGL). Each business segment’s contribution to the fourth-quarter 2011 gross operating margin change versus the fourth-quarter 2010, and the factors affecting those contributions, are described below:

•                  The PNGL segment’s gross operating margin rose $4.8 million primarily due to the favorable processing environment and greater NGL marketing and fractionation activity.

•                  The LIG segment’s gross operating margin increased $2.4 million, primarily the result of an improved processing environment.

•                  The NTX segment’s gross operating margin rose $1.2 million, primarily due to two gathering system expansion projects that commenced operations in March 2011. The increase was partially offset by higher losses on a certain long-term delivery contract.

The Partnership’s fourth-quarter 2011 operating expenses of $30.7 million increased $4.0 million, or 15 percent, from the fourth quarter of 2010, primarily due to increased labor and benefit costs and the accrual of $2.0 million for a legal judgment that is under appeal. General and administrative expenses rose $1.9 million, or 15 percent, versus the fourth quarter of 2010 largely due to increased labor and benefit costs and higher professional fees and services costs. Depreciation and amortization expense for the fourth quarter of 2011 increased $2.6 million, or nine percent, compared with the fourth quarter of 2010, primarily the result of an increase in amortization of intangibles. Interest expense declined to $19.3 million for the fourth quarter of 2011 from $19.8 million for the fourth quarter of 2010.

The net loss per limited partner common unit for the fourth quarter of 2011 was $0.12 compared with net loss of $0.11 per limited partner common unit for the fourth quarter of 2010.

Full-Year 2011 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $214.0 million and distributable cash flow of $121.3 million for 2011 compared with adjusted EBITDA of $186.9 million and distributable cash flow of $91.2 million for 2010.  The Partnership reported a net loss of $2.3 million for 2011, compared with a net loss of $25.8 million for 2010.

The Partnership’s 2011 gross operating margin increased to $375.2 million from $338.3 million for 2010.  This improvement was primarily related to favorable NGL market dynamics during the year, as well as higher volumes on the Partnership’s gathering and transmission assets. Each business segment’s contribution to the 2011 increase and the factors affecting those contributions are described below:

•                        The favorable processing and NGL marketing environments were the primary drivers of the $14.0 million increase in the PNGL segment’s gross operating margin in 2011 as compared with 2010.

•                        The LIG segment contributed $12.4 million of gross operating margin growth in 2011 compared with 2010. Processing activity contributed a $16.6 million gain, which was partially offset by a $4.2 million decrease in LIG’s gathering and transmission assets’ gross operating margin.

•                        The NTX segment’s gross operating margin improved $10.5 million in 2011, primarily the result of greater throughput volumes from two gathering system expansion projects that commenced operations in March 2011, that contributed $11.4 million. Processing margins increased $3.9 million due to increased supply and the favorable processing environment. These were partially offset by higher losses of $4.9 million on a certain long-term delivery contract.

The Partnership’s operating expenses increased $6.7 million in 2011, or six percent, to $111.8 million versus $105.1 million in 2010 primarily due to $4.4 million in increased labor and benefit costs and the accrual of $2.0 million for a legal judgment that is under appeal.  General and administrative expenses in 2011 rose by $4.4 million from 2010 largely due to an increase in labor and benefit costs of $3.2 million and a $1.0 million increase in bad debt expense due to uncollectible gathering fees.  Depreciation and amortization expense increased $13.7 million in 2011 compared with 2010 primarily due to intangible amortization. Interest expense decreased to $79.2 million in 2011 from $87.0 million in 2010 primarily due to the reduction in expense associated with borrowings on the Partnership’s bank credit facility.

The net loss per limited partner common unit was $0.38 in 2011 compared with a net loss of $1.12 per limited partner common unit in 2010.

Fourth-Quarter and Full-Year 2011 - Crosstex Energy, Inc. Financial Results

The Corporation reported a $1.8 million net loss for the fourth quarter of 2011 compared with a net loss of $2.1 million for the fourth quarter of 2010.  The net loss for 2011 was $6.0 million compared with a net loss of $11.7 million for 2010.

The Corporation had $6.2 million of cash on hand and no debt at the end of 2011.

Crosstex Provides Preliminary 2012 Guidance

The Partnership’s estimates of 2012 adjusted EBITDA and distributable cash flow that are based on various commodity price scenarios and other varying assumptions are included in the following table. Assuming actual results are within the range of guidance, it is expected the Partnership could generate sufficient distributable cash flow to support distributions in the range of $1.28 to $1.41 per unit for the year. It is also expected that the Corporation could pay dividends in the range of $0.44 to $0.55 per share for 2012, assuming the receipt of per unit distributions from the Partnership in the range stated above. The payment and amount of distributions and dividends will be subject to approval by the Boards of Directors of the Partnership and Corporation and to economic conditions and other factors existing at the time of determination.

CROSSTEX ENERGY

Forecast for Year 2012

Selected Financial Metrics

(In millions except prices, ratios, per unit and per share amounts)

	Low	Midpoint	High
Crosstex Energy, L.P.
Adjusted EBITDA*	$205	$225	$245
Distributable cash flow*	$114	$134	$154
Distribution per Unit	$1.28	$1.34	$1.41
Distribution coverage	1.1x	1.3x	1.4x

EBITDA growth	n/a	5%	14%
Distribution growth**	n/a	13%	25%

Growth Capital	$294	$294	$294
Maintenance Capital	$18	$17	$16

Crosstex Energy, Inc.
Cash available for dividends	$21	$23	$27
Dividend per share	$0.44	$0.48	$0.55
Dividend growth**	n/a	27%	74%

Key Assumptions for Forecast
Weighted Average Liquids Price ($/gallon)	1.04	1.21	1.38
Brent crude ($/Bbl)	93.00	107.50	122.60
Natural Gas ($/MMBtu)	4.00	3.48	3.00
Natural Gas Liquids to Gas Ratio	307%	410%	543%

* Adjusted EBITDA and Distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.”

** Distribution and dividend growth calculated using annualized fourth quarter declared amounts.

Crosstex to Hold Earnings Conference Call Today

The Partnership and the Corporation will hold a conference call to discuss fourth-quarter and full-year 2011 financial results and 2012 guidance on Tuesday, February 28, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-680-0878.  Callers outside the United States should dial 1-617-213-4855. The passcode is 22741159 for all callers.  Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PLF39Y84B. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until May 29, 2012, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 96375840.  Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas and NGLs. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions, minority interest and certain severance and exit expenses, and accrued expense of a legal judgment under appeal, less gain on sale of property. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net loss is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
	Unaudited

Midstream revenues	$480,939	$427,235	$2,013,942	$1,792,676
Purchased gas and NGLs	383,127	337,803	1,638,777	1,454,376
Gross operating margin	97,812	89,432	375,165	338,300

Operating costs and expenses:
Operating expenses	30,695	26,694	111,778	105,060
General and administrative	14,690	12,745	52,801	48,414
(Gain) loss on sale of property	(53)	486	264	(13,881)
Loss on derivatives	2,256	2,228	7,776	9,100
Impairments	—	—	—	1,311
Depreciation and amortization	32,084	29,454	125,284	111,551
Total operating costs and expenses	79,672	71,607	297,903	261,555

Operating income	18,140	17,825	77,262	76,745

Interest expense, net of interest income	(19,282)	(19,847)	(79,233)	(87,035)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income	50	(19)	707	295
Total other income (expense)	(19,232)	(19,866)	(78,526)	(101,453)
Loss before non-controlling interest and income taxes	(1,092)	(2,041)	(1,264)	(24,708)
Income tax provision	(228)	(312)	(1,126)	(1,121)
Net loss	$(1,320)	$(2,353)	$(2,390)	$(25,829)
Less: Net income (loss) attributable to the non-controlling interest	81	31	(48)	19
Net loss attributable to Crosstex Energy, L.P.	$(1,401)	$(2,384)	$(2,342)	$(25,848)
Preferred interest in net income attributable to Crosstex Energy, L.P.	$4,706	$3,824	$18,088	$13,750
Beneficial conversion feature attributable to preferred units	$—	$—	$—	$22,279
General partner interest in net loss	$(23)	$(776)	$(732)	$(4,371)
Limited partners’ interest in net loss	$(6,084)	$(5,432)	$(19,698)	$(57,506)

Net loss per limited partners’ unit:
Basic and diluted common unit	$(0.12)	$(0.11)	$(0.38)	$(1.12)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	50,672	50,221	50,590	49,960
Series A convertible preferred units outstanding	14,706	14,706	14,706	14,706

CROSSTEX ENERGY, L.P.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss attributable to Crosstex Energy, L.P.	$(1,401)	$(2,384)	$(2,342)	$(25,848)
Depreciation, amortization and impairments	32,084	29,454	125,284	112,862
Stock-based compensation	1,803	2,170	7,308	9,276
Interest expense, net	19,282	19,847	79,233	87,035
Loss on extinguishment of debt	—	—	—	14,713
(Gain) loss on sale of property	(53)	486	264	(13,881)
Noncash derivatives, taxes and other (1) (2)	2,930	588	4,281	2,723
Adjusted EBITDA	54,645	50,161	214,028	186,880

Interest expense (3)	(19,344)	(19,847)	(78,156)	(83,385)
Cash taxes and other cash expenses	(510)	(333)	(1,964)	(1,517)
Maintenance capital expenditures	(3,138)	(1,875)	(12,597)	(10,751)
Distributable cash flow	$31,653	$28,106	$121,311	$91,227
Distribution declared (common and preferred)	$22,462	$17,616	$85,343	$40,698
Distribution coverage	1.41x	1.60x	1.42x	2.24x

Distributions declared per limited partner unit	$0.32	$0.26	$1.23	$0.51
Distributions declared per preferred unit	$0.32	$0.26	$1.23	$0.935

(1)          Includes $443 thousand of startup expenses related to successfully transacted growth projects for the year ended December 31, 2011.

(2)          Includes $2 million of non-cash, non-recurring expenses related to a legal judgment under appeal for the three months and year ended December 31, 2011.

(3)          Excludes $678 thousand of debt issuance cost amortization and $894 thousand of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of the preferred unit sale and an asset sale for the year ended December 31, 2010.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Pipeline Throughput (MMBtu/d)
LIG	919,000	921,000	912,000	902,000
NTX - Gathering	782,000	711,000	773,000	730,000
NTX - Transmission	354,000	333,000	352,000	339,000
Total Gathering and Transmission Volume	2,055,000	1,965,000	2,037,000	1,971,000

Natural Gas Processed (MMBtu/d)
PNGL	811,000	840,000	829,000	874,000
LIG	259,000	276,000	247,000	283,000
NTX	252,000	206,000	249,000	209,000
Total Gas Volumes Processed	1,322,000	1,322,000	1,325,000	1,366,000

Commercial Services Volume (MMBtu/d)	42,000	97,000	92,000	69,000

NGL’s Fractionated (Gal/d)	1,172,000	885,000	1,109,000	922,000

Realized weighted average Natural Gas Liquids price ($/gallon)	1.37	1.12	1.31	1.03
Actual weighted average Natural Gas Liquids-to-Gas price ratio	432%	331%	358%	263%

North Texas Gathering (1)
Wells connected	30	16	124	100

(1)          North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)

Midstream revenues	$480,939	$427,235	$2,013,942	$1,792,676
Purchased gas and NGLs	383,127	337,803	1,638,777	1,454,376

Gross operating margin	97,812	89,432	375,165	338,300

Operating costs and expenses:
Operating expenses	30,695	26,695	111,778	105,060
General and administrative	15,433	13,272	55,516	51,172
(Gain) loss on sale of property	(53)	486	264	(13,881)
Loss on derivatives	2,256	2,228	7,776	9,100
Impairments	—	—	—	1,311
Depreciation and amortization	32,101	29,472	125,358	111,625
Total operating costs and expenses	80,432	72,153	300,692	264,387

Operating income	17,380	17,279	74,473	73,913

Other income (expense):
Interest expense, net of interest income	(19,281)	(19,845)	(79,227)	(87,028)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income	51	(21)	707	294
Total other income (expense)	(19,230)	(19,866)	(78,520)	(101,447)
Loss before non-controlling interest and income taxes	(1,850)	(2,585)	(4,047)	(27,534)
Income tax benefit	714	696	2,768	6,021
Net loss	(1,136)	(1,889)	(1,279)	(21,513)
Less: Net income (loss) attributable to the non-controlling interest	674	199	4,728	(9,862)
Net loss attributable to Crosstex Energy, Inc.	$(1,810)	$(2,088)	$(6,007)	$(11,651)
Net loss per common share:
Basic and diluted	$(0.03)	$(0.04)	$(0.12)	$(0.24)
Weighted average shares outstanding:
Basic and diluted	47,194	46,894	47,150	46,732

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest (2%)	$428	$346	$1,641	$677
Incentive Distribution Rights	793	102	2,424	102
L.P. Units owned	5,253	4,268	20,190	8,372
Total share of distributions declared	$6,474	$4,716	$24,255	$9,151
Other non-partnership uses:
General and administrative expenses	(500)	(481)	(1,937)	(2,121)
Cash reserved *	(597)	(424)	(2,232)	(703)
Cash available for dividends	$5,377	$3,812	$20,086	$6,327
Dividend declared per share	$0.11	$0.08	$0.40	$0.15

*                 Cash reserved represents a holdback of cash by the Corporation to cover tax payments, equity matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10% of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.